Exhibit 10.8

Energy Services Agreement

THIS ENERGY SERVICES AGREEMENT ("Agreement"), dated as of April 5, 2011, is made by and between MULTILAYER COATING TECHNOLOGIES, LLC, a Delaware limited liability company ("Multilayer") and LAIDLAW NEW BEDFORD BIOPOWER, LLC, a Delaware limited liability company, a Delaware limited liability company ("Laidlaw") with reference to the following:

WHEREAS, Multilayer and Laidlaw entered into that certain Lease (the "Lease") dated as of the date hereof for certain premises located at 100 Duchaine Boulevard, New Bedford, Massachusetts, as more particularly described in the Lease.

WHEREAS, Multilayer and Laidlaw desire to enter into this Agreement for the provision of certain services from the thermal energy plant owned by Multilayer and located on the premises leased by Laidlaw pursuant to the Lease and shown on Exhibit A (the "Thermal Energy Plant") to the property owned by Multilayer and shown on Exhibit B (the "Multilayer Property").

NOW, THEREFORE, for good and adequate consideration, the receipt and sufficiency of which are hereby acknowledged, Laidlaw and Laidlaw agree as follows:

Article I.               Services

1.1          General.During the term of this Agreement, Laidlaw will provide to the Multilayer Property all of Multilayer's requirements for electricity, chilled water ("Chilled Water"), hot water ("Hot Water"), and, as an OMS Cost (hereinafter defined), service from the fire pumps located on the Thermal Energy Plant to Multilayer for its use at the Multilayer Property (collectively, the "Services"). The Chilled Water and Hot Water delivered by Laidlaw shall meet the technical requirements set forth in Exhibit C attached hereto, and shall be delivered to the Multilayer Property through the existing pipes and lines running from the Thermal Energy Plant to the Multilayer Property. As set forth herein, Multilayer will reimburse Laidlaw for all costs associated with the provision of such Services to Multilayer, including, but not limited to (a) costs associated with the delivery of electricity provided for Multilayer's use at the Multilayer Property, (b) for Multilayer's share of the variable costs associated with the provision of Chilled Water and Hot Water and (c) for Multilayer's share of the costs of operating, managing, maintaining, repairing, and replacing the Thermal Energy Plant. It is expressly understood between the parties that Laidlaw is entering into this Agreement in connection with its lease of the Premises pursuant to the Lease for the purpose of developing the Project as defined in the Lease. For the avoidance of doubt, it is the intention of the parties that, subject to the terms hereof and the terms of the Lease, Multilayer bear all costs for its share of the Services provided to the Multilayer Property, with Konarka Technologies, Inc. bearing the of the cost of Services supplied to it pursuant to that certain Energy Services Agreement dated 11-12-08, as assigned to Laidlaw as of the date hereof. Laidlaw shall bear all costs associated with the development of the Project.

1.2           Calculation of Costs.  The parties acknowledge that it is their intent to allocate the cost of the Services utilizing actual cost data. Accordingly, the parties will utilize meters to the extent available to calculate the amount of any specific Services used; in those cases where a meter is not available, such calculation will be developed on the basis of mutually acceptable proxy information.

1.3          Term.  The term of this Agreement shall commence on the Commencement Date under the Lease and shall expire on (a) Multilayer's election to terminate this Agreement for any reason by written notice to Laidlaw, which termination shall be effective six (6) months from Multilayer's notice, (b) the date that Multilayer and Laidlaw enter into a long term power purchase agreement as contemplated by Section 22.01(a) of the Lease, (c) the date that the Lease terminates, (d) the date that this Agreement is terminated by Laidlaw after an Event of Default hereunder, (e) Multilayer's written election to terminate this Agreement following Laidlaw's breach of Laidlaw's obligations under this Agreement, where such breach continues for thirty (30) days following written notice from Laidlaw, or (f) otherwise in accordance with the terms of this Agreement.

1.4          Billing.  Laidlaw shall bill costs for the Services (comprised of the charges described in Articles II, III, and IV) monthly, with each bill for the previous calendar month to be delivered by Laidlaw to Multilayer by the 10th of the following month. Multilayer shall pay costs for the Services within ten (10) days after receipt of a bill. No delay by Laidlaw in delivering a bill shall release Multilayer of its obligation to pay for Services once such bill is generated.

If any costs for Services rendered in any calendar month cannot be exactly determined by the tenth day of the following month, then Laidlaw shall reasonably estimate such costs and bill Multilayer for such estimated costs, and Multilayer shall pay such estimated amounts. Laidlaw will endeavor to reconcile estimated and actual costs within thirty (30) days after the end of each calendar year, but in no event later than one year after an invoice for estimated costs has been delivered. If Laidlaw's reconciliation statement shows any overpayment by Multilayer, then Laidlaw shall refund to Multilayer any such overpayment at the time it delivers its reconciliation statement. If Laidlaw's reconciliation statement shows any underpayment by Multilayer, then Multilayer shall pay Laidlaw the amount of any such underpayment within ten (10) days of receiving the reconciliation statement.

If Laidlaw does not receive a payment on or before three (3) business days after written notice given after the date the payment is due, in addition to any other rights and remedies of Laidlaw for Multilayer's default, Multilayer shall pay to Laidlaw (a) a late charge equal to five percent (5%) of the overdue amount, to cover additional administrative costs; and (b) interest on the delinquent amounts at a default rate of interest equal to the lesser of the maximum rate permitted by law, if any, or the Prime Rate plus four percent (4%) per annum, from the date due to the date paid. For purposes hereof, the "Prime Rate" shall mean the rate of interest per annum publicly announced by Bank of America, or its successor, in Boston, Massachusetts as its prime lending rate or reference rate as in effect from time to time (the Prime Rate is not necessarily the best or lowest rate of interest offered by the bank).

1.5          Review of Bills.  Provided that there is no Event of Default hereunder, Multilayer shall have the right to reasonably review supporting data for any portion of a Laidlaw bill or reconciliation statement (a "Statement"), exercisable by written notice delivered to Laidlaw within sixty (60) days after Laidlaw's delivery of such Statement to Multilayer. Such review shall be performed at Multilayer's sole cost at such place in Massachusetts as Laidlaw may reasonably designate and at such time and upon notice as shall minimize any disruption to Laidlaw's business operations. The results of said review shall be presented to Laidlaw no later than sixty (60) days after Laidlaw has made available to Multilayer supporting data for its Statement as provided above. If Multilayer fails to timely give notice of its election to review any Laidlaw Statement or fails to complete such review within sixty (60) days after Multilayer has received the supporting data for of Laidlaw's Statement, then Multilayer shall have no right to review or contest such Statement. Notwithstanding the foregoing, if Multilayer timely elects to review a reconciliation Statement, then Multilayer's failure to previously review any prior Statement to which such reconciliation Statement relates shall not prevent Multilayer from reviewing and challenging such prior Statement(s) as part of its review of a reconciliation Statement. Any dispute pertaining to Laidlaw's Statement shall be resolved by an independent certified public accountant of national standing reasonably selected by Multilayer and reasonably acceptable to Laidlaw, whose determination shall be binding, and whose fees shall be borne by the party whose position such accountant determines shall depart the most from its determination. Any records reviewed hereunder constitute confidential information of Laidlaw, which shall not be disclosed by Multilayer to anyone other than the aforesaid accountant other than Multilayer's accountants, consultants, and attorneys. Whether or not Multilayer elects to contest its payments of costs under this Agreement, Multilayer shall pay all sums required hereunder as and when due, with an appropriate adjustment if needed after a Statement has been reviewed pursuant to this Section 1.5.

Article II.              Electricity

2.1          Purchase.  Following the effective date of this Agreement, Laidlaw shall deliver and provide to Multilayer and Multilayer shall accept and purchase from Laidlaw, all of Multilayer's requirements for electricity to be used in the Multilayer Property in excess of electricity produced by Multilayer at the Multilayer Property.

2.2          Electricity Price.  Multilayer shall pay Laidlaw the Electricity Price (as hereinafter defined) for all Multilayer electricity provided by Laidlaw pursuant to this Agreement. Laidlaw is providing electricity pursuant to this Agreement solely because Multilayer and Laidlaw are not currently able to cause the Multilayer Property to be separately metered so that Multilayer is billed directly by the utility. Electricity supplied hereunder is obtained directly from the electrical grid and the applicable utility companies serving the New Bedford area. It is the parties' intent to pass through to Multilayer, without markup, all costs charged by the applicable utility companies to provide electricity from the grid. Accordingly, the parties agree that the Electricity Price is intended to produce a cost for electricity that Multilayer would otherwise have paid to the electric utility under the tariff then in effect, if it were not receiving electricity from Laidlaw pursuant to this Agreement. Laidlaw shall use reasonable efforts to obtain electricity service from the utility suppliers at the lowest commercially reasonable cost. For purposes of calculating the Electricity Price, there is a submeter serving the Multilayer Property which monitors actual electricity useage for the Multilayer Property.

"Electricity Price" shall mean Multilayer's electricity consumption times the price set forth in the tariff charged by the electricity supplier or utility, using the on-peak and off-peak monthly cost components (including energy, demand, fuel, transmission, distribution and other adjustments and any applicable taxes, surcharges and levies) that the electricity supplier or utility would have used for the actual served and metered load of Multilayer had the electricity supplier or utility provided electricity directly to Multilayer.

2.3          Termination.  Laidlaw shall have no further obligation to provide electricity pursuant to this Agreement, and Multilayer shall have no further obligation to purchase electricity, if at any time Multilayer is able to obtain electrical power for the Multilayer Property directly from a public utility.

2.4          Limitation of Liability.  Laidlaw shall have no liability to Multilayer or obligation to provide electricity during any period that electricity is not available from the electricity supplier or utility company or companies serving the Multilayer Property for any reason (other than Laidlaw's failure to pay the electricity supplier or utility company despite Multilayer's full performance hereunder).

Article III.            Thermal Energy

3.1.         Purchase.  Following the effective date of this Agreement, Laidlaw shall deliver and provide to Multilayer, and Multilayer shall accept and purchase from Laidlaw, all of Multilayer's requirements for Hot Water and Chilled Water to be used at the Multilayer Property.

3.2          Thermal Energy Price.  The price for Hot Water and Chilled Water shall be the variable costs associated with the production of such items by the Thermal Energy Plant for Multilayer's use as set forth in Section 3.1. Variable costs shall include, without limitation, fuel costs (No. 6 Fuel oil or natural gas), with the amount of fuel to be based upon Multilayer's metered energy use at the Multilayer Property, and all other direct costs of producing and providing to the Multilayer Property Hot Water and Chilled Water according to the requirements of this Agreement which vary with the amount of Hot Water and Chilled Water provided.

Article IV.           Operations, Maintenance and Site Costs

4.1          OMS Costs.  In addition to the variable costs charged under Article III, in compensation for the Services, Multilayer shall be responsible for its share of the costs ("OMS Costs") incurred by Laidlaw to operate, manage, maintain, and repair the Thermal Energy Plant and the components thereof (including replacement of broken components) to ensure that the Thermal Energy Plant remains in compliance with all applicable laws, and in a good and workable condition sufficient for providing the Services. OMS Costs shall exclude any variable costs under Article III. It is the parties' intent that except as provided herein all of the costs of operating the Thermal Energy Plant be paid for by the users thereof, according to their peak use, as set forth below. For the purposes of this Agreement, OMS Costs shall include, without limitation, the cost of all utilities (electricity and water), the costs associated with the Operations Maintenance and Services Agreement by and between Multilayer and Veolia Energy Operating Services, LLC dated 9-19-08 and as assigned to Laidlaw as of the Commencement Date of the Lease, materials, equipment, labor, salaries, wages, benefits, maintenance, repair, replacement of broken components, costs associated with running the fire pumps located on the Thermal Energy Plant, site administration costs (which shall include but not be limited to real estate taxes assessed against the Thermal Energy Plant, sales taxes levied on equipment and materials purchased in connection with maintenance of the Thermal Energy Plan in its current condition, and other taxes on or related to the Thermal Energy Plant's operations, other than income taxes and capital gains taxes levied on Laidlaw or the owner of the Thermal Energy Plant), license and permit fees, insurance, and management fees, if any, charged by the operator retained by Laidlaw to operate and maintain the Thermal Energy Plant. If any tax (such as property taxes), insurance, fees, or other expense relates to a period commencing before, or ending after, the term of this Agreement, then OMS Costs shall include only the proportionate share of such tax, insurance, fee or expense which relates to the term of this Agreement. The OMS Costs allocated to Multilayer shall be the product of the ratio (the "Allocation Ratio") of Multilayer's Hot Water and Chilled Water Peak Demand (numerator) over the total monthly Peak Hot Water and Chilled Water Peak Demand (hereinafter defined) for the Multilayer Property, Lot 5 shown on Land Court Plan No. 36318-C, being the property conveyed by Multilayer to Konarka NB Holdings, LLC, and the Thermal Energy Plant (denominator) on a 12 month rolling average. "Peak Demand" means the highest useage of Hot Water or Chilled Water (as applicable) by a consumer of Hot Water or Chilled water generated by the Thermal Energy Plant in any single hour during a calendar month.

4.2          Capital Repairs.  OMS Costs which are customarily characterized as capital in nature under generally accepted accounting principals are referred to herein as "Capital Repairs". The cost of Capital Repairs (which shall include all of Laidlaw's out of pocket costs of performing the Capital Repairs, including soft costs and permit fees) shall be amortized (using an interest rate of the lesser of Laidlaw's actual cost or ten percent (10%)) over the useful life of such repair, and Multilayer shall be required to reimburse Laidlaw only for the amortization thereof that relates to the term of this Agreement, multiplied by the applicable Allocation Ratio. Capital Repairs shall be performed by Laidlaw only to the extent required by law, or otherwise if reasonably required to keep the Thermal Energy Plant in the same working order as it currently is in throughout the Term hereof. Laidlaw shall use reasonable efforts to perform Capital Repairs at a commercially reasonable cost. Laidlaw shall deliver to Multilayer a statement of the cost of any Capital Repair and the amortization thereof within thirty (30) days of the date the Capital Repair was completed. During each month during the term hereof that there is outstanding amortization for a Capital Repair, said amortization shall be multiplied by the applicable Allocation Ratio for such month and the product thereof shall be paid at the same time that payments for other OMS Costs are due hereunder, commencing on the date the Capital Repair is completed, and prorated for any partial months. By way of example, assuming a Capital Repair with a cost of $100,000, a useful life of ten years, an interest rate of ten percent (10%) and an Allocation Ratio for a particular month during the term hereof of .2, Multilayer would pay Laidlaw $264.30 for that month. If the Allocation Ratio in the following month were .1, then Multilayer would pay $132.15 for such month. Notwithstanding the foregoing, Multilayer shall have no obligation to pay for any amortization of Capital Repairs so long as the Lease is in effect and the owner of the fee interest in the Multilayer Property and the Thermal Energy Plant are the same. Further, so long as the Lease is in effect, Laidlaw shall not be permitted to perform or charge Multilayer for Capital Repairs (or Capital Repairs and Replacements, as defined in the Lease) except as permitted by the Lease.

4.3          New Thermal Energy Plant Operator.  If the current O&M Agreement expires and Laidlaw desires to select a new operator of the Thermal Energy Plant (other than Veolia Energy Operating Services, LLC), then Laidlaw shall reasonably consult with Multilayer concerning possible replacement operators. Multilayer's consent shall be required to select a replacement operator, and such consent shall not be unreasonably withheld, conditioned, or delayed. Any replacement must be professionally competent and experienced in the energy plant maintenance business. Any O&M Agreement which replaces the current O&M Agreement shall have a teen no longer than year-to-year.

4.4          Excluded Costs.  OMS Costs shall not include:

(a)           Any costs of financing Laidlaw's acquisition or redevelopment of the Thermal Energy Plant.

(b)           Any costs for upgrading, redeveloping, retrofitting, correcting, renovating, or replacing the The Energy Plant or any of its components, except only for such costs as are required to keep the Thermal Energy Plant in substantially the same condition, repair, and functionality as it is in today.

(c)           Any costs of due diligence, tests, inspections, feasibility studies, interconnection studies, permitting, licenses, engineering fees, legal fees, and other similar costs related to the upgrade, redevelopment, retrofit, renovation, or replacement of the Thermal Energy Plant or subdivision of the Thermal Energy Plant from the remainder of Multilayer's property.

(d)           Costs of employees, wages, contractors, or consultants, or for overhead or other expenses, to the extent such costs are not incurred in connection with the operation and maintenance of the Thermal Energy Plant in its current condition.

(e)           Costs for services paid to affiliates of Laidlaw, where such costs exceed what would be charged in an arms length transaction between unrelated parties.

(f)           Costs of remediating or removing any hazardous materials that may be generated, located, stored, or disposed of on, under, or about the Thermal Energy Plant (it being agreed that, so long as the Lease is in effect, the Lease shall control with respect to the parties' rights and obligations concerning hazardous materials).

(g)           Costs (including fines or penalties) arising from the negligence, willful misconduct, acts, omissions, or violations of laws, rules or regulations by Laidlaw, its employees, agents, licensees, contractors, or subcontractors.

(h)           Costs of repairing or rebuilding the Thermal Energy Plant following a fire, accident, or other casualty.

(i)           Costs arising from losses which are covered by insurance, or which are required to be insured by Laidlaw under the Lease.

(i)           Costs which Laidlaw is required to indemnify Multilayer for under the Lease.

(j)           Costs, fines, late charges, or penalties arising from Laidlaw's failure to timely pay taxes or to timely pay vendors or contractors providing services for the Thermal Energy Plant.

(k)           Any reserves of any kind.

Article V. Miscellaneous

5.0          Event of Default.  Each of the following events shall constitute an "Event of Default" after which Laidlaw shall have the right to terminate this Agreement and pursue any and all remedies available to it against Multilayer for breach of this Agreement at law or in equity (subject to the limitations on Laidlaw's remedies set forth in the Lease):

(a)           A default by Multilayer under the Lease beyond applicable notice and cure periods (so long as Laidlaw is also a party to the Lease), or

(b)           Multilayer's failure to make any payment due to Laidlaw hereunder within five (5) days after written notice from Laidlaw that such payment is due and has not been paid (provided that no notice shall be required for a default in payment to exist if Laidlaw has previously given notice of nonpayment twice in the previous twelve month period)

5.1          Entire Agreement.  This Agreement, together with the Lease, contains all of the agreements between Laidlaw and Multilayer relating to the Services and the obligations of Laidlaw and Multilayer in connection therewith. Laidlaw has not made, and Multilayer is not relying upon, any warranties, or representations, promises or statements made by Laidlaw or any agent of Laidlaw, except as expressly set forth herein. This Agreement and the Lease supersede any and all prior agreements between Laidlaw and Multilayer with respect to the Services and alone expresses the agreement of the parties.

5.2          Amendments.  This Agreement shall not be amended in any way unless in writing executed by Laidlaw and Multilayer.

5.3          Successors.  Except as expressly provided herein, this Agreement and the obligations of Laidlaw and Multilayer contained herein shall bind and benefit the successors and assigns of the parties hereto.

5.4          Force Majeure.  Subject to the terms of Section 5.17 below, Laidlaw shall incur no liability to Multilayer with respect to, and shall not be responsible for any failure to perform, any of Laidlaw's obligations hereunder if such failure is caused by any reason beyond the control of Laidlaw including, but not limited to governmental law, ordinances, rules or regulations, strike, labor trouble, fire, flood, earthquake, civil commotion, or failure or disruption of utility services. The amount of time for Laidlaw to perform any of Laidlaw's obligations shall be extended by the amount of time Laidlaw is delayed in performing such obligation by reason of any force majeure occurrence.

5.5          Survival of Obligations.  Any obligations of Multilayer accruing prior to the expiration of this Agreement shall survive the expiration or earlier termination of this Agreement, and Multilayer shall promptly perform all such obligations whether or not this Agreement has expired or been terminated. Laidlaw's obligation to deliver a reconciliation Statement, and Laidlaw's and Multilayer's obligations to reconcile charges payable under this Agreement, shall survive the expiration or termination of this Agreement.

5.6          Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts without respect to conflicts of law principles. Any action regarding this Agreement shall be brought in the courts of the Commonwealth of Massachusetts having jurisdiction over the Premises located in Bristol County, Massachusetts, and both parties covenant that jurisdiction and venue are proper in such state and county.

5.7          Severability.  If any provision of this Agreement is found to be unenforceable, the remainder of this Agreement shall not be affected, and any provision found to be invalid shall be enforceable to the extent permitted by law. If two different interpretations may be given to any provision hereunder, one of which will render the provision unenforceable, then the interpretation rendering the provision enforceable shall be adopted.

5.8          Interpretation.  Each party hereto acknowledges that it has read and reviewed this Agreement and that it has had the opportunity to confer with counsel in the review of this Agreement. Accordingly, this Agreement shall be construed neither for nor against Laidlaw or Multilayer, but shall be given a fair and reasonable interpretation in accordance with the meaning of its terms and the intent of the parties. All captions, headings, titles, numerical references and computer highlighting are for convenience only and shall have no effect on the interpretation of this Agreement. All terms and words used in this Agreement, regardless of the number or gender in which they are used, shall be deemed to include the appropriate number and gender, as the context may require.

5.10        Time is of the Essence.  Time is of the essence of this Agreement and the performance of all obligations hereunder.

5.11        Omitted.

5.12        Waiver; No Counterclaim.  To the extent permitted by applicable law, each party hereto waives the right to a jury trial in any proceeding regarding this Agreement. Any claim, demand, right or defense by Multilayer that arises out of this Agreement or the negotiations that preceded this Agreement shall be barred unless Multilayer commences an action thereon, or interposes a defense by reason thereof, within six (6) months after the date of Multilayer's knowledge of the inaction, omission, event or action that gave rise to such claim, demand, right or defense.

5.13        Attorney's Fees; Costs of Suit.  If either Laidlaw or Multilayer shall commence any action or proceeding against the other relating to this Agreement or the Thermal Energy Plant, the prevailing party shall be entitled to recover from the losing party, in addition to any other relief, its actual attorneys fees irrespective of whether or not the action or proceeding is prosecuted to judgment.

5.14        Notices. All notices from Laidlaw or Multilayer to the other may be served, as an alternative to personal service, by mailing the same by registered or certified mail, postage prepaid, or by overnight delivery service, addressed to the Laidlaw at the address for Laidlaw set forth in the Lease and to Multilayer at the address for Multilayer set forth in the Lease, or addressed to such other address or addresses as either Laidlaw or Multilayer may from time to time designate to the other in writing. Any notice shall be deemed to have been given and served when delivered personally or otherwise at the time the same was posted or delivered to the delivery service.

5.15        No Recordation. Runs With Land.  This Agreement may not be recorded by Multilayer or Laidlaw, but upon the occurrence of the Commencement Date under the Lease Multilayer may record (and Laidlaw shall execute) a memorandum of this agreement in a form reasonably acceptable to Laidlaw. If the memorandum of agreement is recorded before the Thermal Energy Plant is legally subdivided from the remainder of Multilayer's property, then upon the subdivision of the Thermal Energy Plant into a separate legal parcel from the remainder of Multilayer's property, Multilayer and Laidlaw shall record an amended memorandum of agreement to reflect the same. This Agreement shall run with the land on which the Thermal Energy Plant is located and shall be binding upon future owners of the real estate comprising the Thermal Energy Plant and upon future lessees of the Thermal Energy Plant.

5.16        Assignment.  Laidlaw may not assign this Agreement, except to an entity which assumes this Agreement in writing and is simultaneously assuming all of Laidlaw's obligations under, and as permitted by, the Lease (or, as applicable, the purchase agreement referenced in Article XXII thereof), in each case in accordance with the requirements of the Lease or such purchase agreement. Multilayer may assign its rights in this Agreement to a purchaser or lessee of the Multilayer Property. If Multilayer assigns this Agreement to the purchaser of the fee interest in the Multilayer Property, and the purchaser agrees in writing to assume Multilayer's obligations under this Agreement, Multilayer shall have no further obligations or liability under this Agreement.

5.17        Limitation of Liability. (a) Service Interruptions.  Laidlaw shall have the right to temporarily suspend Services without liability to Multilayer as reasonably required to perform maintenance and repairs required to keep the Thermal Energy Plant in compliance with all applicable laws, and in a good and workable condition sufficient for providing the Services. In such event, Laidlaw shall use reasonable efforts to schedule such maintenance and repairs at times that will minimize interruption or disturbance to Multilayer. Further, Laidlaw shall not be liable for any failure to furnish, or interruption in furnishing, any of the Services described in this Agreement, when such failure is caused by accident, breakage, repairs, strikes, lockouts, labor disputes, labor disturbances, governmental regulation, civil disturbances, acts of war, moratorium or other governmental action, Multilayer's acts or omissions, the acts of any third party utility company or supplier of utility services or any other similar cause outside of Laidlaw's reasonable control. Notwithstanding the foregoing, service interruptions caused by fire or casualty are governed by the following paragraph.

(b)          Casualty to Thermal Energy Plant.  Notwithstanding anything to the contrary contained herein, upon any fire or casualty affecting the Thermal Energy Plant, Laidlaw's obligations to repair the Thermal Energy Plant shall be as set forth in Article 11 of the Lease, and if either party terminates the Lease based on a fire or casualty pursuant to Article 11 thereof, then this Agreement shall likewise automatically terminate. Laidlaw's obligation to provide Services shall be suspended during any period that Laidlaw is not able (despite reasonable, diligent efforts) to provide the Services because of a fire or casualty.

5.18        Counterparts.  This Agreement may be executed in counterparts.

SIGNATURES APPEAR ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written

MULTILAYER:

MULTILAYER COATING TECHNOLOGIES, LLC

By:	/s/
Name:
Its:

LAIDLAW:

LAIDLAW NEW BEDFORD BIOPOWER, LLC

By:	/s/ Michael B. Bartoszek
Name:	Michael B. Bartoszek
Its:	President